Exhibit 23.5
[2nd Generation Capital, LLC LETTERHEAD]
Special Committee of the Board of Directors
National Health Realty, Inc.
100 Vine Street
Suite 1402
Murfreesboro, TN 37130
     2nd Generation Capital, LLC hereby consents to the use in this Registration Statement on Form S-4 of our opinion letter dated December 20, 2006 to the Committee of Independent Directors of National Health Realty, Inc. included as Annex E to the proxy statement/prospectus forming a part of this Registration Statement on Form S-4 and to all references to our firm in such proxy statement/prospectus. In giving such consent, we do not hereby admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933 or the rules and regulations of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

By:	/s/ Michael E. Collins

	Name:	Michael E. Collins

	Title:	CEO and Managing Member

By:	/s/ Eric Bergesen

	Name:	Eric Bergesen

	Title:	COO and Member

Dated: April 16, 2007